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Exhibit (a)(1)(v)

        U.S. Offer to Purchase for Cash
All Outstanding Class B Shares held by U.S. Persons
and All Outstanding American Depositary Shares
(each representing rights to five Class B Shares)

of

Telecom Argentina, S.A.

by

Fintech Telecom, LLC
Fintech Advisory Inc.
David Martínez

Pursuant to the U.S. Offer to Purchase dated September 15, 2016

        THIS U.S. OFFER CAN BE ACCEPTED BY HOLDERS OF AMERICAN DEPOSITARY SHARES, BY 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 21, 2016, UNLESS THE TENDER OFFER IS EXTENDED OR EARLIER TERMINATED.

September 15, 2016

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        Enclosed is an offer to purchase, dated September 15, 2016 (the "U.S. Offer to Purchase") and the related letter of transmittal (the "Letter of Transmittal," and together with the U.S. Offer to Purchase, as amended or supplemented from time to time, the "Offer Documents") relating to the tender offer by Fintech Telecom, LLC, Fintech Advisory Inc. and David Martínez (the "Bidders"), to purchase (1) Class B Shares of Telecom Argentina, S.A. ("TEO" or the "Issuer"), a corporation organized under the laws of the Republic of Argentina ("Argentina") (all such Class B Shares having par value of 1.00 Argentine peso ("Ps.") per share, collectively, the "Class B Shares") held by U.S. Persons and (2) the American Depositary Shares (each representing rights to five Class B Shares) (the "ADSs," and together with the Class B Shares, the "Securities"), in cash at a price of U.S.$3.925 per Class B Share and a price of U.S.$19.625 per ADS (together, the "Offer Price"), in each case without interest thereon, net of (i) the stock exchange and settlement fee described in the U.S. Offer to Purchase, (ii) any applicable brokerage fees or commissions, (iii) the dividends paid by TEO on May 13, 2016 of Ps. 0.72 per Class B Share and Ps. 3.61 per ADS, or U.S.$ 0.050 per Class B Share and U.S.$ 0.251 per ADS, using the selling exchange rate of Ps. 14.40 per U.S. $1.00 reported by Banco de la Nación de Argentina on May 13, 2016 (iv) the dividends paid by TEO on August 26, 2016 of Ps. 1.34 per Class B Share and Ps. 6.71 per ADS, or U.S.$ 0.088 per Class B Share and U.S.$ 0.441 per ADS, using the selling exchange rate of Ps. 15.20 per U.S.$1.00 reported by Banco de la Nación Argentina on August 26, 2016 (the "Paid Distributions")and any other applicable Distributions (as defined in the U.S. Offer to Purchase) and (v) applicable withholding taxes, including Argentine capital gains tax, upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase and in the related documents (which, together with any amendments or supplements thereto, collectively constitute the "U.S. Offer"). The U.S. Offer is being made in conjunction and simultaneously with an offer by FTL in Argentina for all outstanding Class B Shares (but not ADSs) (whether or not held by U.S. Persons) (the "Argentine Offer," and together with the U.S. Offer, the "Offers"). The price offered in the Argentine Offer is the same as the Offer Price in the U.S. Offer, payable in Argentine pesos in the case of the Argentine Offer. The Bidders do not intend to change the Offer Price and, while the Offers are open, will not purchase or make any arrangements to purchase Securities, other than pursuant to the Offers.

        All terms not otherwise defined herein have the meaning set forth in the U.S. Offer to Purchase. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold ADSs in your name or in the name of your nominee.

        The U.S. Offer is not conditioned on any minimum number of Securities being tendered. However, the U.S. Offer is subject to other Conditions. See "THE U.S. OFFER—Section 13. Conditions of the U.S. Offer" in the U.S. Offer to Purchase.

        For your information, and for forwarding to those clients for which you hold ADSs registered in your name or in the name of your nominee, we are enclosing the following documents:

  1.
  The U.S. Offer to Purchase;

  2.
  The Letter of Transmittal (to be used for guidance by clients for whose account you hold ADSs registered in your name or in the name of a nominee); and

  3.
  A printed form of letter that may be sent to clients for whose account you hold ADSs registered in your name or in the name of a nominee, with an Instruction Form attached for obtaining such clients' instructions with regard to the tender offer.

        The enclosed Letter of Transmittal cannot be used to tender Class B Shares, except insofar as rights to Class B Shares are represented by ADSs, on behalf of clients for whose account you hold ADSs registered in your name or in the name of a nominee. Class B Shares the rights to which are not represented by ADSs held by U.S. Persons can only be tendered in the U.S. Offer by following the instructions in the Offer Documents. See Instruction 10 of the Letter of Transmittal.

        WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

        Please note the following:

          1.     In order to participate in the tender offer, holders of ADSs may tender their ADSs through Computershare Inc., as "U.S. Receiving Agent", in accordance with the instructions set forth in the Offer Documents. As an alternative to tendering its ADSs through the U.S. Receiving Agent, an ADS holder may also surrender its ADSs to JPMorgan Chase Bank N.A., as ADS depositary, withdraw the ADSs from the ADS program and participate directly in the U.S. Offer or the Argentine Offer as a holder of Class B Shares, allowing sufficient time to complete all necessary steps and make all required arrangements. See "THE U.S. OFFER—Section 3. Procedures for Participating in the U.S. Offer—Holders of Class B Shares" in the U.S. Offer to Purchase.

          2.     After purchase by FTL of the ADSs tendered through the U.S. Receiving Agent and receipt by U.S. Receiving Agent of payment of the consideration for those ADSs, the U.S. Receiving Agent will pay to the applicable holders of ADSs the Offer Price in cash, settled in U.S. dollars, in each case without interest thereon, net of (i) the stock exchange and settlement fee described in the U.S. Offer to Purchase, (ii) any applicable brokerage fees or commissions, (iii) the Paid Distributions and any other applicable Distributions and (iv) applicable withholding taxes, including Argentine capital gains tax, upon the terms and subject to the conditions set forth in the U.S. Offer. (See "THE U.S. OFFER—Section 11. Fees and Expenses" and "THE U.S. OFFER—Section 6. Certain U.S. Federal Income and Argentine Tax Consequences" in the U.S. Offer to Purchase). The ADS cancellation fee is payable to JPMorgan Chase Bank as ADS depositary under the deposit agreement governing TEO's ADS program. In addition, ADS holders must pay any taxes or governmental charges payable in connection with the cancellation of ADSs representing the rights to Class B Shares purchased in the tender offer. ADS holders will receive the Offer Price for ADSs purchased in the U.S. Offer by means of delivery of funds to the account indicated or, in the case of ADSs held through The Depository Trust Company ("DTC"), by means of delivery of funds to the account maintained at DTC by the tendering participant.

          3.     U.S. federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided. See Instruction 12 of the Letter of Transmittal.

          4.     Any holder of ADSs that wishes to tender ADSs through the U.S. Receiving Agent must do so no later than the Expiration Time on the Expiration Date, unless the U.S. Offer is extended, in which case, you will have until the new Expiration Date. See "THE U.S. OFFER—Section 3. Procedures for Participating in the U.S. Offer—Holders of ADSs" in the U.S. Offer to Purchase.

          5.     In order to participate in the U.S. Offer through the U.S. Receiving Agent, the following must be delivered to the U.S. Receiving Agent on or prior to the Expiration Time on the Expiration Date: (a) American Depositary Receipts ("ADRs") evidencing the tendered ADSs and the enclosed Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or (b) in the case of a book-entry transfer through DTC, an Agent's Message (as defined in the Letter of Transmittal), in each case together with any other documents required by the U.S. Receiving Agent and in accordance with the instructions set forth in the Letter of Transmittal.

        The Bidders will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of ADSs pursuant to the Offer Documents. In addition, the Bidders will not pay any transfer taxes payable on the transfer of ADSs representing the rights to Class B Shares to the Bidders. See Instruction 6 to the Letter of Transmittal. The Bidders will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

        Any inquiries you may have with respect to the U.S. Offer and requests for copies of the enclosed materials should be addressed to D.F. King & Co., the Information Agent for the U.S. Offer, at the addresses and telephone numbers set forth on the back cover page of the Letter of Transmittal.

Very truly yours,

Fintech Telecom, LLC
Fintech Advisory Inc.
David Martínez

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU, OR ANY OTHER PERSON, THE AGENT OF THE BIDDERS, TEO, THE U.S. RECEIVING AGENT, THE U.S. INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU, OR ANY OTHER PERSON, TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE U.S. OFFER, OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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  Exhibit (a)(1)(v)